CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$20,926,900	$2,429.61

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 5, 2011
(To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and the Index Supplement dated March 16, 2011)
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169119

$20,926,900 Barclays Bank PLC Trigger Performance Securities
Linked to the Dow Jones-UBS Gold SubindexSM due May 10, 2016

Investment Description

Trigger Performance Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Dow Jones-UBS Gold SubindexSM (the “Index”). If the Index Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Index Return. If the Index Return is zero or negative and the closing level of the Index on the Final Valuation Date is equal to or greater than the Trigger Level, which is 54.50% of the Index Starting Level, the Issuer will repay your principal amount at maturity. However, if the closing level of the Index on the Final Valuation Date is less than the Trigger Level, you will be fully exposed to the decline in the Index and the Issuer will repay less than the full principal amount, if anything, resulting in a loss that is proportionate to the negative Index Return.
Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The contingent repayment of your principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Diversification: The Securities provide diversification within your portfolio through exposure to the gold futures contract underlying the Index.
❑	Growth Potential: At maturity, the Securities provide for the participation in any positive return of the Index. If the Index Return is negative, investors may be exposed to the full decline of the Index at maturity.
❑	Contingent Repayment of Principal at Maturity: If the Index Return is zero or negative and the Index Ending Level is equal to or greater than the Trigger Level, which is 54.50% of the Index Starting Level, the Issuer will repay the principal amount at maturity. However, if the Index Ending Level is less than the Trigger Level, meaning the Index Return is less than –45.50% (based on the Trigger Level of 54.50%), the Issuer will repay less than the full principal amount, if anything, resulting in a loss to investors that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates
Trade Date:	May 5, 2011
Settlement Date:	May 10, 2011
Final Valuation Date[1]:	May 5, 2016
Maturity Date[1]:	May 10, 2016

[1]	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-4 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT AND IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Performance Securities linked to the Dow Jones-UBS Gold SubindexSM. The Securities are offered at a minimum investment of $1,000.

Offering	Trigger Level	Index Starting Level	CUSIP	ISIN

Securities linked to the Dow Jones-UBS	103.3817, which is 54.50%	189.6912	06741K734	US06741K7349
Gold SubindexSM (DJUBSGC)	of the Index Starting Level

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated March 16, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC

Per Security	$10.00	$0.35	$9.65

Total	$20,926,900	$732,441.50	$20,194,458.50

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated March 16, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

®	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

®	Prospectus supplement dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

®	Index Supplement dated March 16, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Performance Securities linked to the Dow Jones-UBS Gold SubindexSM that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

®	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Index.

®	You seek an investment with a return linked to the performance of the Dow Jones-UBS Gold SubindexSM, and you believe the Index will appreciate over the term of the Securities.

®	You are willing to invest in the Securities based on the Trigger Level of 54.50%.

®	You fully understand the risks associated with commodity indices that are comprised of futures contracts, commodity futures contracts generally, the Index and with gold futures contracts specifically.

®	You do not seek current income from this investment.

®	You are willing to hold the Securities to maturity, a term of approximately 5 years, and you are not seeking an investment for which there will be an active secondary market.

®	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

®	You do not fully understand the risks inherent in an investment in the Securities, including the loss of your entire initial investment.

®	You cannot tolerate the loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as the Index.

®	You do not seek an investment with exposure to the Dow Jones-UBS Gold SubindexSM, or you believe the Index will depreciate over the term of the Securities.

®	You are unwilling to invest in the Securities based on the Trigger Level of 54.50%.

®	You do not fully understand the risks associated with commodity indices that are comprised of futures contracts, commodity futures contracts generally, the Index and with gold futures contracts specifically.

®	You seek current income from this investment.

®	You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, and seek an investment for which there will be an active secondary market.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

®	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-4 of this pricing supplement as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement and on page IS-2 of the index supplement for risks related to an investment in the Securities.

Final Terms[1]

Issuer:	Barclays Bank PLC

Issue Price:	$10 per Security

Term:	5 years

Reference Asset[2]	Dow Jones-UBS Gold SubindexSM (the “Index”)

Trigger Level:	103.3817, which is 54.50% of the Index Starting Level.

Payment at Maturity (per $10 principal amount Security):
  If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × Index Return]

  If the Index Return is zero or negative and the Index Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity.

  If the Index Return is negative and the Index Ending Level is less than the Trigger Level, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the depreciation of the Index over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × Index Return]

If the Index closes below the Trigger Level on the Final Valuation Date, your principal is fully exposed to any decline in the Index from the Index Starting Level and you will lose some or all of your investment at maturity.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level

Index Starting Level:	189.6912, the closing level of the Index on the Trade Date.

Index Ending Level:	The closing level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

2	For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement and the index supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

®	You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Index Ending Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Index Ending Level is below the Trigger Level, meaning the Index Return is less than –45.50% (based on the Trigger Level of 54.50% of the Index Starting Level), the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the depreciation of the Index from the Trade Date to the Final Valuation Date. Accordingly, if the Index Ending Level has declined by more than 45.50% from the Index Starting Level, you will be fully exposed to such negative return and you risk losing 100% of your principal.

®	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Index is above the Trigger Level. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

®	Participation in Any Positive Return of the Index Applies Only If You Hold the Securities to Maturity — You should be willing to hold the Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, the price you receive will likely not reflect the full economic value of the Securities and the return you realize may be less than the Index’s actual return even if such return is positive. You will only participate in any positive Index Return if you hold the Securities to maturity.

®	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

®	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Index from the Trade Date to the Final Valuation Date.

®	The Payment at Maturity on Your Securities is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date — The Index Ending Level and the Index Return will be based solely on the closing level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of the Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Index on the Final Valuation Date, you will not benefit from the level of the Index at any time other than the Final Valuation Date.

®	Owning the Notes is not the Same as Owning Gold, Futures Contracts for Gold or Certain Other Commodity Related Contracts Directly — The return on your Securities will not reflect the return you would realize if you actually purchased gold, futures contracts for gold or exchange-traded or over-the-counter instruments based on gold. You will not have any rights that holders of such assets or instruments have.

®	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

®	Dealer Incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.35 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

®	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

®	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

®	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

®	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.

®	Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates related to the level of the Index, the spot price of gold, or the prices of exchange-traded futures contracts for the purchase or delivery of gold (including futures, options or other derivative products related to the level of the Index or the price of gold) may adversely affect the level of the Index and, therefore, the market value of the Securities.

®	Many Economic and Market Factors Will Affect the Value of the Securities — In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

®	the expected volatility of the Index, the spot price of gold, and the prices of exchange-traded futures contracts for the purchase or delivery of gold;

®	the time to maturity of the Securities;

®	global supply and demand for gold and for exchange-traded futures contracts for the purchase or delivery of gold;

®	interest and yield rates in the market generally;

®	a variety of economic, financial, political, regulatory or judicial events;

®	supply and demand for the Securities; and

®	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

®	As Index Sponsor, UBS AG, an affiliate of UBS Financial Services Inc., Will Have the Authority to Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — UBS AG, an affiliate of UBS Financial Services Inc., is a sponsor of the Index (an “Index Sponsor”). The Index Sponsor is responsible for the composition, calculation and maintenance of the Index, including additions, deletions and the weightings of the components of the Index, all of which could affect the value of the Index and, therefore, could adversely affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. As more particularly discussed in “Dow Jones-UBS Commodity IndexSM” (of which the Index is a single component sub-index) in the index supplement, the Index Sponsor also has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may further adversely affect the value of the Securities.

Due to the role played by UBS AG, as Index Sponsor, and the exercise of the kinds of discretion described above and in “Dow Jones-UBS Commodity IndexSM” in the index supplement, UBS Financial Services Inc, as distributor of the Securities, may have significant conflicts of interest in light of the fact that it is an affiliate of UBS AG. The Index Sponsor has no obligation at any time to take into consideration your needs as holder of the Securities.

®	The Securities May Be Subject to Certain Risks Specific to Gold — Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular gold, might cause price volatility. These may include, among others:

®	disruptions in the supply chain, from mining to storage to smelting or refining;

®	adjustments to inventory;

®	variations in production costs, including storage, labor and energy costs;

®	costs associated with regulatory compliance, including environmental regulations;

®	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

®	precious metal leasing rates;

®	currency exchange rates;

®	level of economic growth and inflation; and

®	degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the level of the Index, and the market value of the Securities linked to the Index, may offset or enhance the effect of another factor.

®	Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably —
Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships

(whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the Index and, as a result, the market value of the Securities, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the level of the Index and, as a result, the market value of the Securities.

®	Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index, and therefore, the value of the Securities.

®	Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Index, and Therefore the Value of the Securities — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the Index, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

®	Future Prices of the Components of the Index That are Different Relative to Their Current Prices May Result in a Lower Level for the Index on the Final Valuation Date — The Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While the contracts included in the Index have historically exhibited periods of backwardation, backwardation will most likely not exist at all times. For example, gold has also historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation (and corresponding presence of contango) in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the Index and, accordingly, and the payment you receive at maturity.

®	The Securities Do Not Provide Direct Exposure to Commodity Spot Prices — The Securities will reflect a return based on the performance of the Index, which is comprised of a futures contract on the underlying commodity, and do not provide exposure to the spot price of the underlying commodity. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and examples are based on a principal amount per Security of $10, an Index Starting Level of 189.6912 and a Trigger Level of 103.3817, which is 54.50% of the Index Starting Level. Numbers in the table and examples below have been rounded for ease of analysis.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity

379.3824	100.00%	$20.00	100.00%

360.4133	90.00%	$19.00	90.00%

341.4442	80.00%	$18.00	80.00%

322.4750	70.00%	$17.00	70.00%

303.5059	60.00%	$16.00	60.00%

284.5368	50.00%	$15.00	50.00%

265.5677	40.00%	$14.00	40.00%

246.5986	30.00%	$13.00	30.00%

227.6294	20.00%	$12.00	20.00%

208.6603	10.00%	$11.00	10.00%

199.1758	5.00%	$10.50	5.00%

189.6912	0.00%	$10.00	0.00%

180.2066	-5.00%	$10.00	0.00%

170.7221	-10.00%	$10.00	0.00%

151.7530	-20.00%	$10.00	0.00%

132.7838	-30.00%	$10.00	0.00%

113.8147	-40.00%	$10.00	0.00%

103.3817	-45.50%	$10.00	0.00%

94.8456	-50.00%	$5.00	-50.00%

75.8765	-60.00%	$4.00	-60.00%

56.9074	-70.00%	$3.00	-70.00%

37.9382	-80.00%	$2.00	-80.00%

18.9691	-90.00%	$1.00	-90.00%

0.0000	-100.00%	$0.00	-100.00%

*	The Index Return excludes any cash dividend payments.

Example 1 — The closing level of the Index increases 5.00% from the Index Starting Level of 189.6912 to an Index Ending Level of 199.1758, resulting in an Index Return of 5.00%. Because the Index Return of 5.00% is positive, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Index Return]
$10 + ($10 × 5.00%) = $10 + $0.50 = $10.50

The payment at maturity of $10.50 per $10 principal amount Security represents a total return on the Securities of 5.00%.

Example 2 — The closing level of the Index decreases 5.00% from the Index Starting Level of 189.6912 to an Index Ending Level of 180.2066, resulting in an Index Return of -5.00%. Because the Index Return is negative and the Index Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the principal amount of the Securities at maturity.

The payment at maturity of $10.00 per $10 principal amount Security represents a total return on the Securities of 0.00%.

Example 3 — The closing level of the Index decreases 60.00% from the Index Starting Level of 189.6912 to an Index Ending Level of 75.8765, resulting in an Index Return of -60.00%. Because the Index Return is negative and the Index Ending Level is less than the Trigger Level, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Index Return]
$10.00 + [$10.00 × -60.00%] = $4.00

The payment at maturity of $4.00 per $10 principal amount Security represents a loss on the Securities of 60%, which is equal to the Index Return of -60.00%.

If the Index Return is negative and the Index Ending Level is less than the Trigger Level, at maturity the Issuer will pay less than the full principal amount resulting in a loss to investors that is equal to the depreciation of the Index from the Trade Date to the Final Valuation Date.

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally expected to be taxed at preferential rates.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls.

Additionally, it is possible that the Internal Revenue Service could assert that your Securities should be treated as giving rise to “collectibles” gain or loss if you have held your Securities for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Securities is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of gold only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Dow Jones-UBS Gold SubindexSM

All information regarding the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Commodity Index”) and the Dow Jones-UBS Gold SubindexSM set forth in this pricing supplement and related index supplement reflects the policies of, and is subject to change by, UBS Securities LLC (“UBS”), and CME Group Index Services LLC (“CME Indexes”). The DJ-UBS Commodity Index was designed by AIG International Inc., is calculated and maintained by CME Indexes in conjunction with UBS, and is published by UBS together with CME Indexes. The DJ-UBS Commodity Index is reported by Bloomberg under the ticker symbol “DJUBS <Index>” or “DJUBSTR <Index>”.

The Dow Jones-UBS Gold SubindexSM is a single-component sub-index version of the Dow Jones-UBS Commodity Index that is designed to be a benchmark for gold as an asset class. It is composed of the futures contract on gold that is included or eligible to be included in the Dow Jones-UBS Commodity Index and is intended to reflect the returns that are potentially available through an unleveraged investment in that contract.

The Dow Jones-UBS Gold SubindexSM is calculated using the same methodology as the Dow Jones-UBS Commodity Index but with reference only to the contract included in the Dow Jones-UBS Gold SubindexSM (which, for purposes of the calculation, has a weighting of 100%). The Dow Jones-UBS Gold SubindexSM is reported by Bloomberg under the ticker symbol “DJUBSGC<Index>”.

In April 2011, UBS and CME Indexes announced that, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Dow Jones-UBS Commodity Index in the underlying futures markets, the Dow Jones-UBS Commodity Index may be modified to include multiple designated contracts for one or more commodities in order to enhance liquidity.

The information on the Dow Jones-UBS Gold SubindexSM provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices—Commodity Indices—Dow Jones-UBS Commodity IndexSM” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the Dow Jones-UBS Gold SubindexSM based on the daily closing levels of the Index reported on Bloomberg L.P. as well as the historical performance of the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association, which is reported under Bloomberg ticker GOLDLNPM, from January 2, 2002 through May 5, 2011. On May 5, 2011, the closing level of the Index was 189.6912 and the London afternoon fixing reported on GOLDLNPM was $1,511.00.

The return on your Securities will be based solely on the closing level of the Dow Jones-UBS Gold SubindexSM on the Final Valuation Date. Neither the price movement of the futures contracts that underlie the Index nor the level of the Index may correlate with the spot price of gold. For example, price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the spot price of gold.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment. Further, the historical performance of the price of gold should not be taken as an indication of future performance of the spot price of gold, the prices of exchange-traded futures contracts for the purchase or delivery of gold or the level of the Index, and no assurance can be given as to the price of gold on any given day in the future.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.